Exhibit 10.1

Boxed, Inc.

March __, 2023

[Employee Name]
[Employee Address]

Re:	Retention Payment

Dear [•]:

To reinforce your continued attention and dedication to Boxed, Inc. (the “Company”), you will be eligible to receive a one-time cash payment from the Company, subject to the terms and conditions set forth in this letter agreement (this “Retention Payment Letter”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Company’s 2021 Incentive Award Plan.

1. Retention Payment. Subject to the terms and conditions herein, the Company will pay to you a single lump-sum cash payment equal to 33.33% of your current $[___] annual base salary ($[___]) (the “ Retention Payment”), as soon as practicable following the date of your signature below (the “Effective Date”) and in any event no later than the date that is 30 days following the Effective Date.

2. Repayment.

(a)  Notwithstanding anything to the contrary in Section 1 above and except as otherwise provided in Section 2(b), if, prior to the Retention Date (as defined on Exhibit A), you cease employment for any reason, you will repay to the Company the after-tax portion of the Retention Payment, no later than 30 days following the effective date of your termination. You acknowledge and agree that in satisfaction of such repayment obligations, the Company may (i) offset against, and you expressly authorize the Company to deduct from, any payments otherwise due to you or your estate, heirs, legal representatives or successors or (ii) pursue any and all other rights and remedies as may be available at law.

(b)  In the event you cease employment due to your termination by the Company without Cause, or due to your death or Disability, the repayment obligations in this Section 2 shall lapse; provided that you execute and do not revoke a general release of all claims that you may have against the Company or entities or persons affiliated with the Company, in the form prescribed and to be provided to you by the Company (a “Release”), and such Release becomes effective on or before the 60th day following the effective date of your termination. If you fail to return the Release on or before such deadline, or if you revoke the Release, then you will be subject to the repayment obligations set forth in Section 2(a).

3. Withholding. The Company may withhold from any amount payable under this Retention Payment Letter such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation.

4. Tax Advice. The Company is not making any warranties or representations to you with respect to the income tax consequences of the grant or payment of the Retention Payment and you are in no manner relying on the Company or any of its representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with the Retention Payment.

5.    Section 409A.  This Retention Payment Letter is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with Section 409A.  Any offset described in Section 2 shall not occur if such offset would violate Section 409A.

6. At-Will Employment. Nothing contained in this Retention Payment Letter (i) confers upon you any right to continue in the employ of the Company or its affiliates, (ii) constitutes any contract or agreement of employment, or (iii) interferes in any way with the right of the Company and its affiliates to terminate your employment at any time, with or without Cause.

7.    Amendment. No provisions of this Retention Payment Letter may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by you and a representative of the Company specifically designated by the Company’s Board of Directors (“Board”) or an authorized committee thereof.  No waiver by the Company at any time of any breach of, or compliance with, any condition or provision of this Retention Payment Letter shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.   Entire Agreement. This Retention Payment Letter comprises the final, complete and exclusive agreement between you and the Company with respect to the Retention Payment and replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written, with respect to the Retention Payment.

9.    Choice of Law.  This letter agreement will be administered, interpreted and enforced under the laws of the State of New York without regard to the conflicts of laws principles thereof. This Retention Payment Letter may be amended only by a writing executed by the parties hereto.

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Please indicate your acknowledgement of and acceptance of the terms of this Retention Payment Letter by signing in the space indicated below and returning a signed copy to me at your earliest convenience. Please feel free to contact me should you wish to discuss any aspect of this Retention Payment Letter or the Retention Payment.

Sincerely,
Boxed, Inc.

Chieh Huang
Chief Executive Officer

Accepted, Acknowledged and Agreed:

…………………………
[Name]

…………………………
Date

EXHIBIT A

“Retention Date” means the earlier to occur of (A) June 30, 2023 or (B) the consummation of a transaction, whether implemented out-of-court, in-court, or a combination thereof that (1) effectuates a recapitalization or restructuring of a material portion of the Company’s outstanding indebtedness, (2) involves an acquisition, merger, or other business combination pursuant to which a majority of the business, equity, or operating assets of the Company is sold, purchased, or combined with another entity or company or (3) in the event of a liquidation or dissolution of the Company.